EXHIBIT 99.1

                                                          [METTLER TOLEDO LOGO]

Contacts:
William P. Donnelly, Chief Financial Officer
Phone:            ++41 1 944 2262
Fax:              ++41 1 944 2470

Mary T. Finnegan, Treasurer / Investor Relations
Phone:            ++1 614 438 4748
Fax:              ++1 614 438 4646


                   METTLER TOLEDO TO ACQUIRE RAININ INSTRUMENT
           -- EXPANDS POSITION IN FAST-GROWING LIFE SCIENCES MARKET --

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - October 14, 2001 - Mettler-Toledo International Inc. (NYSE: MTD) announced today it has agreed to acquire Rainin Instrument, the leading manufacturer of pipetting solutions used in pharmaceutical, biotech and medical research applications. METTLER TOLEDO will purchase Rainin for a total consideration of $292.2 million, of which approximately one-half will be paid in cash and one-half in shares of common stock.

"Rainin is highly regarded in life sciences for its excellence in marketing and its leadership in technology. Its products set world standards for quality, accuracy and reproducibility," said Robert F. Spoerry, Chairman, President and CEO of METTLER TOLEDO. "With its broad patent portfolio, Rainin has truly differentiating technology in areas like electronic pipetting, ergonomic designs for pipettes, and tip designs which meet the exacting standards of today's research processes. We are eager to add this company of exceptional growth and profitability and to realize the synergies from our union."

Kenneth Rainin, President of Rainin, said, "METTLER TOLEDO serves essentially the same customer base, with complementary products that enhance the productivity and efficiency of research and development processes. Its global franchise is built upon strong leadership positions, an excellent brand name and an extensive sales and service network. Altogether, these factors make METTLER TOLEDO an ideal partner for Rainin."

Spoerry concluded, "Our aim is to build on METTLER TOLEDO's global infrastructure and customer relationships to rapidly extend Rainin's leadership worldwide. This acquisition further broadens our market-leading offering of instruments and solutions to the life sciences market and positions us to bring greater value to our customers and shareholders."

                                   -more-
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Based in Emeryville, California, Rainin develops, manufactures and distributes advanced pipettes, tips and accessories, including single- and multi-channel manual and electronic pipettes. Pipettes are used for measuring and dispensing small volumes of liquids in laboratories. Rainin's principal end markets are pharmaceutical, biotech and medical research. Rainin invented electronic pipettes in 1984 and holds more than 20 patents on ergonomically advanced electronic and manual pipettes.

In 2000, Rainin had sales of approximately $66 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $22 million. Nearly 85 percent of Rainin sales were in the United States.

The transaction is subject to antitrust and securities approvals.
Management expects the transaction to close in the fourth quarter 2001 and believes it will be neutral to mildly accretive to 2002 earnings. Upon closing, the Company will issue approximately 3.4 million shares of common stock to the seller.

The Company will host a conference call and an investor presentation to discuss this transaction. The conference call will be held on Monday, October 15, 2001 at 9:00 a.m. (Eastern Time), and the investor presentation will be held in San Francisco on October 15th at 12:00 p.m. Pacific Time / 3:00 p.m. Eastern Time. To hear a live webcast of these events, visit the investor relations page of the Company's website at www.mt.com.
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METTLER TOLEDO is a leading global manufacturer of precision instruments.
The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection systems used in production and packaging. Additional information about METTLER TOLEDO can be found on the World Wide Web at www.mt.com.
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Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see Exhibit 99.1 to the Company's Annual Report on Form 10-K for the most recently ended fiscal year.